                                                                  EXHIBIT (j)(2)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                       INVESCO VAN KAMPEN SENIOR LOAN FUND

                                       AND

                        INVESCO INVESTMENT SERVICES, INC.

                               TABLE OF CONTENTS

                                                                          PAGE
ARTICLE 1     TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT             3

ARTICLE 2     FEES AND EXPENSES                                              5

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT           5

ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF THE FUND                     6

ARTICLE 5     INDEMNIFICATION                                                6

ARTICLE 6     COVENANTS OF THE FUND AND THE TRANSFER AGENT                   7

ARTICLE 7     TERMINATION OF AGREEMENT                                       8

ARTICLE 8     LIMITATION OF SHAREHOLDER LIABILITY                            8

ARTICLE 9     ASSIGNMENT                                                     8

ARTICLE 10    AMENDMENT                                                      9

ARTICLE 11    TEXAS LAW TO APPLY                                             9

ARTICLE 12    MERGER OF AGREEMENT                                            9

ARTICLE 13    COUNTERPARTS                                                   9

                           THIRD AMENDED AND RESTATED
                     TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the 1st day of June, 2010, by and between INVESCO VAN KAMPEN SENIOR LOAN FUND, a Massachusetts business trust, having its principal office and place of business at 11 Greenway Plaza, Suite 2500, Houston, Texas 77046 (the "Trust"), and Invesco Investment Services, Inc., a Delaware corporation, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Transfer Agent").

      WHEREAS, the Transfer Agent is registered as such with the Securities and Exchange Commission (the "SEC"); and

      WHEREAS, the Trust is authorized to issue shares in separate classes, with each such class having different distribution arrangements; and

      WHEREAS, the Trust desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
               TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT

      1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Trust ("Shares"), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of each of the Trust (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Trust.

      1.02 The Transfer Agent agrees that it will perform the following services:

      (a) The Transfer Agent shall, in accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent:

            (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized pursuant to the Charter of the Trust (the "Custodian");

            (ii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

            (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Trust;

            (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (vi) prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the Shares;

            (vii) maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

            (viii) record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-1O(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Trust, and issued and outstanding.

      The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Trust.

      (b) In addition to the services set forth in the above paragraph (a), the Transfer Agent shall: perform the customary services of a transfer agent, including but not limited to maintaining all Shareholder accounts, mailing Shareholder reports and prospectuses to current Shareholders, preparing and mailing confirmation forms and statements of accounts to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

      (c) Procedures as to who shall provide certain of these services may be established from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or its other agents may perform these services on the Trust's behalf.

      1.03 Pursuant to procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent may, as agent and acting on behalf of the Trust, enter into certain sub-transfer agency, omnibus account service, and sub-accounting agreements (collectively, "third-party servicing arrangements") whereby an intermediary agrees to provide individual shareholder and/or record keeping services with respect to investments in the Portfolios that would otherwise be required to be provided by the Transfer Agent hereunder, provided that such intermediary has entered or will concurrently enter into an Intermediary Agreement Regarding Compliance with SEC Rule 22c-2 in substantially the form approved by the Trust. Such third-party servicing arrangements may, but are not required to, further provide that such intermediaries may designate sub-agents for purposes of receiving orders for the purchase and redemption of Shares, provided that an intermediary appointing such a sub-agent remains contractually responsible for the receipt and processing of orders received by such sub-agent. The Trust, or the Transfer Agent as agent for and on behalf of the Trust, shall maintain copies of all written agreements evidencing third-party servicing arrangements that are in effect, or that were in effect at any time during the past six years, in an easily accessible place.

                                    ARTICLE 2
                                FEES AND EXPENSES

      2.01 For performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent fees as set forth in Schedule A, attached hereto. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

      2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the items set forth in Schedule A. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Shares.

      2.03 The Trust agrees to pay all fees and reimbursable expenses following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

      2.04 The Trust agrees to pay all fees payable under third-party servicing arrangements.

                                    ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

      The Transfer Agent represents and warrants to the Trust that:

      3.01 It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

      3.02 It is duly qualified to carry on its business in Delaware and in Texas.

      3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

      3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

      3.06 It is registered as a Transfer Agent as required by the federal securities laws.

      3.07 This Agreement is a legal, valid and binding obligation to it.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE TRUST

      The Trust represents and warrants to the Transfer Agent that:

      4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

      4.02 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

      4.03 All corporate proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      4.04 It is a management investment company registered under the Investment Company Act of 1940, as amended.

      4.05 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, with respect to all Shares of the Trust being offered for sale.

                                    ARTICLE 5
                                 INDEMNIFICATION

      5.01 The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

      (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

      (b) the Trust's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Trust hereunder;

      (c) the reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents or services which (i) are received or relied upon by the Transfer Agent or its agents or subcontractors and/or furnished to it or performed by on behalf of the Trust, and (ii) have been prepared, maintained and/or performed by the Trust or any other person or firm on behalf of the Trust; provided such actions are taken in good faith and without negligence or willful misconduct;

      (d) the reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Trust; provided such actions are taken in good faith and without negligence or willful misconduct; or

      (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      5.02 The Transfer Agent shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

      5.03 At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable to and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

      5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

      5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

      5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                                    ARTICLE 6
                  COVENANTS OF THE TRUST AND THE TRANSFER AGENT

      6.01 The Trust shall, upon request, promptly furnish to the Transfer Agent the following:

      (a) a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

      (b) a copy of the Agreement and Declaration of Trust and By-Laws of the Trust and all amendments thereto.

      6.02 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer

Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

      6.03 The Transfer Agent and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      6.04 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

                                    ARTICLE 7
                            TERMINATION OF AGREEMENT

      7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

      7.02 Should the Trust exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

                                    ARTICLE 8
                       LIMITATION OF SHAREHOLDER LIABILITY

      8.01 Notice is hereby given that this Agreement is being executed by the Trust by a duly authorized officer thereof acting as such and not individually. The obligations of this Agreement are not binding upon any of the trustees, officers, shareholders or the investment advisor of the Trust individually but are binding only upon the assets and property belonging to the Trust for the benefit of which the trustees or directors have caused this Agreement to be executed.

                                    ARTICLE 9
                                   ASSIGNMENT

      9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      9.03 The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 as amended ("Section 17A(c)(1)");

provided, however, that the Transfer Agent shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

                                   ARTICLE 10
                                    AMENDMENT

      10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

                                   ARTICLE 11
                               TEXAS LAW TO APPLY

      11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Texas.

                                   ARTICLE 12
                               MERGER OF AGREEMENT

      12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

                                   ARTICLE 13
                                  COUNTERPARTS

      13.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                          INVESCO VAN KAMPEN SENIOR LOAN FUND


                                          By:
                                              ------------------------------
                                          Name:  John M. Zerr
                                          Title: Senior Vice President

ATTEST:


---------------------------------
Assistant Secretary

                                          INVESCO INVESTMENT SERVICES, INC.


                                          By:
                                              ------------------------------
                                          Name:  John M. Zerr
                                          Title: Vice President

ATTEST:


---------------------------------
Assistant Secretary

                                   SCHEDULE A

1. RETAIL SHARE CLASSES

      OPEN ACCOUNT FEE. For performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent an annualized fee for shareholder accounts holding Class A, B, C, IB and IC Shares that are open during any monthly period at a rate of $19.60.

      CLOSED ACCOUNT FEE. For performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent an annualized fee for shareholder accounts which previously held Class A, B, C, IB and IC Shares that were closed during any monthly period at a rate of $0.70, to be paid for twelve months following the date on which an account was closed.

      DETERMINING NUMBER OF BILLABLE ACCOUNTS. The Open Account Fee and the Closed Account Fee shall be paid only with respect to accounts serviced directly by the Transfer Agent and not with respect to accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, as provided in
Section 2.04 of the Agreement.

      BILLING OF FEES. Both the Open and Closed Account Fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

2. INVESTMENT CREDITS

      The total fees due to the Transfer Agent from all funds affiliated with the Trust shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall be allocated among accounts holding Class A, B, C, IB and IC Shares, as applicable, on the basis of fiscal year-to-date average net assets.

4. OUT-OF-POCKET EXPENSES

      The Trust shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses relating to the procurement of the following goods and services, as they relate to the performance of the Transfer Agent's obligations set forth in Article I of the Agreement, including, but not limited to:

      (a) Remote access, license and usage charges paid by the Transfer Agent for use of shareholder record keeping and related systems provided by DST Systems, Inc., and used by the Transfer Agent to service Shareholder accounts, including but not limited to:

            (i) TA2000(R), the record keeping system on which records related to most Shareholder accounts will be maintained;

            (ii) TRAC2000(R), the record keeping system on which records related to Shareholder accounts held by and through employer-sponsored retirement plans are maintained;

            (iii) Automated Work Distributor(TM), a document imaging, storage and distribution system;

            (iv) Financial Access Network, a computer system and related software applications which will provide the necessary interfaces to allow customers to access account information residing on the TA2000 and TRAC2000 systems through aiminvestments.com;

            (v) PowerSelect(TM), a reporting database that the Transfer Agent can query to produce reports derived from Shareholder account data residing on the TA2000 and TRAC2000 systems; and

            (vi)  Client specific system enhancements.

      (b) Computer and data processing and storage equipment, communication lines and equipment, printers and other equipment used in connection with the provision of services hereunder, and any expenses incurred in connection with the installation and use of such equipment and lines.

      (c)   Microfiche, microfilm and electronic image scanning equipment.

      (d)   Electronic data and image storage media and related storage costs.

      (e) Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

      (f) Telephone and telecommunication costs, including all lease, maintenance and line costs.

      (g) Programming costs, system access and usage fees, electronic presentment service fees, data and document delivery fees, and other related fees and costs which relate to the printing and delivery of the following documents to Shareholders and to each Shareholder's broker of record:

            (i)   Investment confirmations;

            (ii)  Periodic account statements;

            (iii) Tax forms; and

            (iv)  Redemption checks.

      (h) Printing costs, including, without limitation, the costs associated with printing stationery, envelopes, share certificates, checks, investment confirmations, periodic account statements, and tax forms.

      (i) Postage (bulk, pre-sort, ZIP+4, bar coding, first class), certified and overnight mail and private delivery services, courier services and related insurance.

      (j)   Certificate insurance.

      (k) Banking charges, including without limitation, incoming and outgoing wire charges and charges associated with the receipt and processing of government allotments.

      (l)   Check writing fees.

      (m)   Federal Reserve charges for check clearance.

      (n)   Rendering fees.

      (o) Audit, consulting and legal fees which relate to the provision of service hereunder.

      (p) Shareholder information and education mailings, including, but not limited to, periodic shareholder newsletters and tax guides.

      (q)   Duplicate services;

      (r) Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities.

      (s)   Due diligence mailings.

      (t)   Ad hoc reports.

      The Trust agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Trust will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Trust and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

      The amount of the Trust's fiscal year-to-date out-of-pocket expenses shall be allocated among accounts holding Class A, B, C, IB and IC Shares, as applicable, on the basis of fiscal year-to-date average net assets.